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Product Type

- Buffered
- Capital Protected Notes
- Reverse Exchangeable

Asset Class

- Commodities
- Equities
- Interest Rates
- Foreign Exchange

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30-Year Callable Fixed Rate Capital Protected Note

00078UBD1

Product Detail | Underlying Detail | Interactive Chart

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Ref.: USD -1.00 Bid: EUR 80.70 Ask: EUR 68.37 % change: +0.00 %**

Last update: 04/29/09

View performance over: 1 Year

No data

Top 1 Callable

Callable CMS Rate Range Accrual +0.00 %**

Download Prospectus (804 KB)

Product Facts

Product type	Callable
Underlying	N/A
Currency	EUR
Issue Size (USD 000's)	25,000
Settlement Date	11/13/06
Maturity	11/13/36
Underlying currency	USD
Ratio	1:1
Quanto	No

Performance & Statistics

Daily high	74.57
Daily low	74.46
Yearly high (10/03/08)	74.56
Yearly low (10/01/08)	66.75
All Time High (10/03/08)	74.56
All Time Low (10/01/08)	66.75

Codes

CUSIP	00078UBD1

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.

Disclaimer

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If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc ("RBS plc") have each filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering of securities that are issued by RBS N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888) 644-2048.

** From close of business yesterday

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